Exhibit 99.1

Media Contact:	Investor Relations Contacts:
Evelyn Mitchell	List Underwood or Dana Nolan
205 264-4551	205 581-7890

Regions Financial Corporation Increases Quarterly Common Stock Dividend to $0.06 Per Share and Announces $875 Million Common Stock Repurchase Program

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 23, 2015 - The Regions Financial Corporation (NYSE:RF) Board of Directors today declared a quarterly cash dividend of $0.06 per common share and authorized an equity repurchase program for up to $875 million of the company’s common stock.

Both proposed actions were previously announced on March 11, 2015, following the Federal Reserve's indication to Regions that it did not object to the company's capital plan and proposed capital actions as part of the 2015 Comprehensive Capital Analysis and Review (CCAR) process.

The authority granted under the repurchase program expires on June 30, 2016. The timing and exact amount of common stock repurchases is subject to the terms of the company’s capital plan and will depend on various factors, including market conditions, the company's capital position and internal capital generation. The repurchase program does not include specific price targets, may be executed through open market purchases, accelerated share repurchase transactions or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

The quarterly cash dividend of $0.06 per common share is payable July 1, 2015, to stockholders of record at the close of business on June 12, 2015. This represents an increase from the previous quarterly dividend of $0.05 per common share.

In addition, the Board of Directors authorized payment of a quarterly cash dividend related to the outstanding shares of its Series A Preferred Stock. The dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) will be paid on June 15, 2015, to stockholders of record at the close of business on June 1, 2015.

The Board of Directors also authorized payment of a quarterly cash dividend related to the outstanding shares of its Series B Preferred Stock. The dividend of $15.9375 per share (equivalent to approximately $0.398438 per depositary share) will be paid on June 15, 2015, to stockholders of record at the close of business on June 1, 2015.

About Regions Financial Corporation:
Regions Financial Corporation (NYSE:RF), with $122 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates

Exhibit 99.1

approximately 1,650 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.
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